Exhibit 10.1

Fiscal year cycle of the
LA-Z-BOY INCORPORATED 2017 OMNIBUS INCENTIVE PLAN

AWARD AGREEMENT

This Agreement (the “Agreement”) is made effective (the “Grant Date”) between La-Z-Boy Incorporated (the "Company") and NAME (the "Employee").

This Agreement confirms grants to the undersigned Employee of Restricted Stock, an Option award, and/or Performance Shares, and outlines terms of a Short-Term Incentive Award payable to such Employee pursuant to and subject to all terms and conditions of the La-Z-Boy Incorporated 2017 Omnibus Incentive Plan (“Plan”), which was effective as of April 29, 2018. This Agreement is also subject to the award notification letter dated (“Notification”) as well as the applicable specific and general conditions set forth in attached Appendix A. Capitalized terms used in this Agreement which are not defined herein shall have the meaning provided in the Plan.

The principal features of the foregoing grants and award are as follows:

Restricted Stock

TOTAL SHARES OF RESTRICTED STOCK: XXX

SCHEDULED VESTING DATES
(PERIOD OF RESTRICTION):        NUMBER OF SHARES:

June 22, 2021                        «Restricted_stock_vested_Year_1»
June 22, 2022                        « Restricted_stock_vested_Year_2»
June 22, 2023                        « Restricted_stock_vested_Year_3»
June 22, 2024                        « Restricted_stock_vested_Year_4»
Option

“OPTION DATE” is

TOTAL SHARES SUBJECT TO OPTION: «FYXX_Stock_Options_Shares»

SCHEDULED VESTING DATES        NO. OF SHARES / PRICE PER SHARE:

June 22, 2021                    «Options_vested_Year_1» / $27.54
June 22, 2022                    « Options_vested_Year_2» / $27.54
June 22, 2023                    « Options_vested_Year_3» / $27.54
June 22, 2024                    « Options_vested_Year_4» / $27.54

EXPIRATION DATE:

Performance Shares (2021 - 2023 Cycle)

MAXIMUM PERFORMANCE SHARES*    «FYXXX_PBS_Shares_at_MAX_wTSR_»
TARGET PERFORMANCE SHARES*    «FYXXX_PBS_Shares_at_TARGET_wTSR_»

Vesting based on attainment of Performance Goals to be established by the Compensation Committee of the Board (the “Committee”).

Short-Term Incentive Award

The incentive payment you receive will be determined by multiplying (a) your Fiscal Year 2021 eligible earnings (based on base compensation, including vacation and holiday pay), times (b) your Target Short-Term Cash Incentive Opportunity shown below, times (c) the Company Achievement Percentage, which will be determined by how the Company performs in <<Goals>> during the fiscal year.

PERFORMANCE PERIOD:        Fiscal Year

TARGET SHORT-TERM CASH INCENTIVE OPPORTUNITY:    % of Eligible Earnings

COMPANY ACHIEVEMENT PERCENTAGE RANGE:     0% - 150%*

*The Committee shall have the right to reduce or eliminate the amount that would otherwise be payable to you based on the achievement of the performance goals with respect to the Short-Term Incentive Award for Fiscal Year XXXX if the Committee determines, in its sole discretion, that such reduction or elimination is appropriate and in the best interests of the Company based on such other factors considered by the Committee, in its sole discretion, including Company performance on other metrics, macroeconomic factors and/or individual performance.

Your signature below indicates your agreement that the foregoing grants and award are subject to all of the terms and conditions contained in the Plan, in this Agreement, in attached Appendix A and in the accompanying Notification. Your signature below also indicates that you have received and read a copy of the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated by reference. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

La-Z-Boy Incorporated	Employee

Kurt Darrow
Chairman, President and Chief Executive Officer	Date

AWARD AGREEMENT

APPENDIX A - TERMS AND CONDITIONS

Terms not defined in this Appendix A are, where applicable, defined as in the La-Z-Boy Incorporated 2017 Omnibus Incentive Plan (the “Plan”).

1.	Stock Options

A.    Exercising Options

Subject to the terms of Section 13 (Payment) and Section 18.3 (Withholding Taxes) of the Plan, you may exercise Options that have vested by delivering a notice of exercise as described in Section 7 of this Appendix A or by execution of the stock exercise procedures established on the Merrill Lynch Benefits OnLine® website. When you exercise an Option, you pay the grant price for Company stock. You may retain the stock (and, if you choose, sell it at a later date), or you may direct that the stock be sold immediately, subject to compliance with the Company’s insider trading policies. The Company has engaged Merrill Lynch to provide services for exercising Options.

You may exercise Options in one of three ways:

(a)    Cash Purchase Exercise

You pay the grant price multiplied by the number of shares covered by the Options you are exercising, plus applicable taxes, by (i) sending a check or wiring funds to Merrill Lynch or (ii) having sufficient funds in your Merrill Lynch account before you deliver notice of exercise. All of the shares covered by the Options being exercised are credited to your Merrill Lynch account.

(b)    Cashless Exercise

You may exercise your Options without any initial cash outlay. There are two methods of cashless exercise:

(i)    Cashless Hold - Merrill Lynch sells enough shares covered by the Options you are exercising to purchase all of the shares covered by the Options being exercised and to pay applicable taxes, costs, and fees. The remaining shares are credited to your Merrill Lynch account.

(ii)    Cashless Sell - Merrill Lynch sells all shares covered by the Options you are exercising, deducts the cost of the stock you purchased plus applicable taxes, costs, and fees, and sends you a check or wires the net proceeds to your bank account.

Certain participants are required to have cashless exercises executed in certain circumstances, including to satisfy tax liabilities.

(c)    Stock Swap

You may exercise your Options by delivering to Merrill Lynch shares of Company stock that you have owned for at least six months, duly endorsed for transfer to the Company, having a fair market value on the date you deliver it equal to the grant price multiplied by the number of shares covered by the Options you are exercising, plus applicable taxes.

You have access to the secure Benefits OnLine® website at www.benefits.ml.com. Benefits OnLine provides grant summaries, modeling, and the ability to exercise Options and direct that stock acquired upon exercise be sold. Due to trading restrictions and other equity grant policies applicable to the Company’s executive officers, the Company’s executive officers and other individuals subject to Section 16 of the Exchange Act are required to conduct equity award transactions through the Merrill Lynch Financial Advisor team designated to service the accounts.

B.    Termination of Options

The Options granted by this Agreement will terminate and be of no force or effect at the close of business on the ten-year anniversary of the date they are granted, unless they terminate earlier as provided below.

If you cease to be employed by the Company or one of its Affiliates, your Options will terminate or be exercisable as follows:

Termination of employment. If you cease to be an Employee for any reason other than for Cause, Retirement, death or Disability, each as described below, your unvested Options will immediately terminate and your vested Options will automatically terminate ninety (90) days after you cease to be an Employee except for any Options that expire earlier by their terms. For purposes of this Agreement, the following are not deemed to be a termination of employment: (i) a transfer from the Company to one of its Affiliates, from an Affiliate to the Company, or between Affiliates; or (ii) a leave of absence authorized by the Company or an Affiliate. For purposes of the Plan, termination of employment will be deemed to occur on the date on which you are no longer obligated to perform services for the Company or any of its Affiliates and your right to reemployment is not guaranteed either by statute or contract, regardless of whether you continue to receive compensation from the Company or any of its Affiliates.

Cause. If you are terminated for Cause, your Options, whether or not vested, will terminate immediately.

Retirement. If you Retire, with the consent of the Company, all of your unvested Options granted at least ten months earlier will immediately fully vest, and you may exercise your Options during the following 36 months except for Options that expire earlier by their terms. Options granted less than ten months before you Retire will terminate immediately.

Death or Disability. If you cease to be an Employee because you die or you become Disabled, all of your unvested Options will immediately fully vest, and you (or your beneficiary or personal representative) may exercise your Options during the 36 months after you become Disabled or die (whichever occurs first) except for Options that expire earlier by their terms.

2.	Stock Appreciation Rights

A.Exercising SARs

Subject to the terms of Section 9 (Terms and Conditions of Stock Appreciation Rights) and Section 18.3 (Withholding Taxes) of the Plan, when you exercise SARs, you are entitled to receive in cash an amount equal to the number of SARs exercised multiplied by the difference between the fair market value of one share of La-Z-Boy stock on the date of exercise and the SAR grant price. The Company has engaged Merrill Lynch to provide services for exercising SARs.

B.Termination of Stock Appreciation Rights

The SARs granted by this Agreement will terminate and be of no force or effect at the close of business on the ten-year anniversary of the date they are granted, unless they terminate earlier as provided below.

If you cease to be employed by the Company or one of its Affiliates, your SARs will terminate or be exercisable as follows:

Termination of employment. If you cease to be an Employee for any reason other than for Cause, Retirement, death or Disability, each as described below, your unvested SARs will immediately terminate and your vested SARs will automatically terminate thirty (30) days after you cease to be an Employee except for any SARs that expire earlier by their terms. For purposes of this Agreement, the following are not deemed to be a termination of employment: (i) a transfer from the Company to one of its Affiliates, from an Affiliate to the Company, or between Affiliates; or (ii) a leave of absence authorized by the Company or an Affiliate. For purposes of the Plan, termination of employment will be deemed to occur on the date on which you are no longer obligated to perform services for the Company or any of its Affiliates and your right to reemployment is not guaranteed either by statute or contract, regardless of whether you continue to receive compensation from the Company or any of its Affiliates.

Cause. If you are terminated for Cause, your SARs, whether or not vested, will terminate immediately.

Retirement. If you Retire, with the consent of the Company, all of your unvested SARs granted at least ten months earlier will immediately fully vest, and you may exercise your SARs during the following 36 months except for SARs that expire earlier by their terms. SARs granted less than ten months before you Retire will terminate immediately.

Death or Disability. If you cease to be an Employee because you die or you become Disabled, all of your unvested SARs will immediately fully vest, and you (or your beneficiary or personal representative) may exercise your SARs during the 36 months after you become Disabled or die (whichever occurs first) except for SARs that expire earlier by their terms.

3.	Restricted Stock and Stock Units

Restricted stock will be settled in stock and Restricted Stock Units will be settled in cash.

Termination of Employment. If you cease to be an Employee other than because you die or become Disabled, you forfeit any Restricted Stock or Restricted Stock Units that have not vested, or for which applicable restrictions and conditions have not lapsed, and you have no further rights with respect to your Award of Restricted Stock or Restricted Stock Units. If you die or become Disabled during the applicable restriction period, all of your Restricted Stock or Restricted Stock Units will immediately vest, all transfer restrictions imposed by the Plan or this Agreement will immediately terminate, and all Restricted Stock Units will settled in cash no later than two and a half months following the Company’s fiscal year in which the restrictions lapsed.

4.	Performance Shares and Performance Units

Performance Shares will be settled in stock and Performance Units will be settled in cash.

Termination of Employment. You will not be entitled to receive any Performance Shares or Performance Units if, except in the circumstances described below, you cease to be an Employee before the end of the three-year performance period.

Death, Disability or Retirement. Regardless of the above employment requirement, the Company’s Compensation Committee may, in its discretion, determine that you are entitled to a partial payout of an award if, before the expiration of the three-year performance period, (i) you Retire, (ii) you become Disabled, or (iii) you die, then you (or, if applicable, your estate) may receive a partial payout of this Award based on any fiscal years that have been completed at the time you die, Retire, or become Disabled.  If the payout will be made, it will be based on the portion of the Award that you were eligible to receive based on targets established for, and limited to, such completed fiscal year or years, and the Company’s actual performance against those targets.  The Compensation Committee’s determination of your entitlement to this partial payout will be made after the conclusion of the performance period. Any payout of this portion of the Award will occur on June 30, 2023, along with the payout of other awards from the Plan’s tranche of grants for that time period.

Corporate Transactions. Any Performance Shares or Performance Units for unexpired terms shall be paid as if the term thereof were complete, based on the best financial information available to the Company of the Company’s performance as of the close of business on the day immediately preceding the Corporate Transaction; provided, however, that in determining whether and to what extent performance criteria of such Performance Shares or Performance Units have been satisfied, where such performance criteria are based on results that accumulate over the term of such Awards or over one year of such term (e.g., earnings per share), the performance requirement of such performance criteria shall be prorated in accordance with the portion of the term or year that occurred prior to the Corporate Transaction. Payouts may occur only if they are in compliance with Section 409A of the Internal Revenue Code.

5.	Short-Term Cash Incentive (Management Incentive Program)

Termination of Employment. Except in the circumstances described below, you must be actively employed on the last day of the Fiscal Year to be eligible to receive payment of the short-term cash incentive for such Fiscal Year under the Management Incentive Program, or “MIP”.
Disability or Retirement. If you Retire, with the consent of the Company, or became Disabled during the Fiscal Year, you will be entitled to receive payment based on your eligible earnings during the year.
Death. If you die during or after the Fiscal Year before receiving a MIP payment that you would otherwise receive, payment based on your eligible earnings will be made to your estate.
Approved Leave of Absence. Being on an approved leave of absence (including workers compensation leave, military leave, or leave approved pursuant to the Family and Medical Leave Act), does not affect your eligibility to receive a MIP payment based on your eligible earnings during the fiscal year.

6.	Forfeiture or Return of Awards

If the Company is required to prepare a material accounting restatement, you may be required to forfeit any Award you earned within three years of when the financial statements that were later restated were filed, if the Board or Committee, in its sole discretion, determines that you engaged in misconduct, the amount of the Award was based on achieving performance goals, and it is later determined that those goals were not achieved. In addition, if, within one year after you receive payment of an Award or exercise an Option, the Board determines in its discretion that you have materially harmed the Company, then you will be required to pay the Company any gain you realized. Additionally, if the Company is required to prepare an accounting restatement due to material noncompliance, the Company will be entitled to, and may be required to, seek recovery of an Award paid to any participant where the misstatement caused an error in incentive-based compensation.

7.	Notices

Any notice under this Agreement to the Company should be addressed to La-Z-Boy Incorporated in care of its Secretary at One La‑Z‑Boy Drive, Monroe, Michigan 48162, and, if to you, it will be addressed to your address appearing in the Company’s personnel records, or to either party at a different address that the party designates in writing to the other party. Any such notice will be deemed effective when received.